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                                                                     EXHIBIT 3.2

                             AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                         FIRSTAMERICA AUTOMOTIVE, INC.

     FirstAmerica Automotive, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is FirstAmerica Automotive, Inc., the corporation was originally incorporated under the name of FirstAmerica Automotive, Inc. Delaware, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 16, 1997.

     2. The amendment to the Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on July 8, 1997. The Certificate of Designation of Preferences of 8% Cumulative Redeemable Preferred Stock Due 2005 and the Certificate of Designation of Preferences of Redeemable Preferred Stock Due 2005 of the Corporation were also filed with the Secretary of State of the State of Delaware on July 8, 1997.

     3. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (the "Restated Certificate") restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     4. The text of the Restated Certificate as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

     FIRST:  The name of this corporation is FirstAmerica Automotive, Inc.
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(hereinafter sometimes referred to as the "Corporation").

     SECOND:  The address of the registered office of the Corporation in the
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State of Delaware is Incorporating Services, Ltd., 15 East North Street, in the
City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

     THIRD:  The purpose of the Corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of Delaware.

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     FOURTH:  Upon the effectiveness of this Restated Certificate (the
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"Effective Time") and without further action on the part of the Corporation or the holders of its stock, each share of the Class A Common Stock, each share of the Class B Common Stock and each share of the Class C Common Stock of the Corporation outstanding immediately prior thereto, shall be reclassified, changed and converted as and into, one (1) fully paid and nonassessable share of Common Stock of the Corporation, with the rights and privileges found in this Restated Certificate, and at such time each holder of record of the Class A Common Stock, Class B Common Stock and Class C Common Stock of the Corporation shall, without further action, be and become the holder of one (1) share of the Common Stock of the Corporation (hereinafter sometimes referred to as the
"Reclassification").   Following the Effective Time, each stock certificate
representing shares of Class A Common Stock, Class B Common Stock or Class C Common Stock outstanding immediately prior to the Effective Time shall represent the number of shares of Common Stock into which the shares of Class A Common Stock, Class B Common Stock or Class C Common Stock represented by each such stock certificate shall become hereunder.

     FIFTH:  Also, at the Effective Time and without further action on the part
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of the Corporation or the holders of its stock, each share of the Common Stock of the Corporation outstanding pursuant to the Reclassification as described above, shall be changed and converted into .435993 of a fully paid and nonassessable share of the Common Stock of the Corporation.


     SIXTH:
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          (a) The Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock," respectively. The total number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000), par value $0.00001 per share. The total number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000), par value $0.00001 per share.

          (b) The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

     SEVENTH:  Subject to preferences that may be applicable to any Preferred
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Stock outstanding at the time, the holders of outstanding shares Common Stock will be entitled to the following:

          (a) Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available there for, such dividends as may be declared from time to time by the Board of Directors.

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          (b) Upon the liquidation, dissolution or winding up of this
Corporation, the holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation of any Preferred Stock.

          (c) The holders of Common Stock will not be entitled to any preemptive, conversion or redemption rights.

          (d) The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     EIGHTH:  The following provisions are inserted for the management of the
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business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          (b) The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          (c) On and after the closing date of the first sale of the Corporation's Common Stock pursuant to a firmly underwritten registered public offering (the "IPO"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be

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effected by any consent in writing by such stockholders. Prior to such sale, unless otherwise provided by law, any action which may otherwise be taken at any meeting of the stockholders may be taken without a meeting and without prior notice, if a written consent describing such actions is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

          (d) Special meetings of stockholders of the Corporation may be called only (i) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

     NINTH:
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          (a) The number of directors shall initially be set at five (5) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Upon the closing of the IPO, the directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the first annual meeting of the stockholders following the IPO; the term of office of the second class (Class II) to expire at the second annual meeting of stockholders held following the IPO; the term of office of the third class (Class III) to expire at the third annual meeting of stockholders; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a vacancy

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resulting from the removal of a director by the stockholders as provided in paragraph (c) below may be filled at a special meeting of the stockholders held for that purpose. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

          (b) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (other than removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (c) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or by the stockholders as provided in paragraph (a) above. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and

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until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

     TENTH:  The Board of Directors is expressly empowered to adopt, amend or
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repeal Bylaws of the Corporation and the Certificate of Incorporation.  Any
adoption, amendment or repeal of Bylaws of the Corporation or the Certificate of Incorporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation or the Certificate of Incorporation. Any adoption, amendment or repeal of Bylaws of the Corporation or amendment of the Certificate of Incorporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     ELEVENTH:  A director of the Corporation shall not be personally liable to
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the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

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     If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing provisions of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     TWELFTH:
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     Transactions between the Corporation and its affiliates must be no less favorable to the Corporation than would be available to the Corporation in arm's-length transactions dealing with an unrelated third party. In addition, the Corporation may not enter into transactions between the Corporation and its affiliates involving aggregate payments in excess of $500,000 unless (i) the transaction has been approved by a majority of members of the Corporation's Board of Directors and a majority of the Corporation's independent directors or
(ii) the Corporation has received an opinion as to the financial fairness of the transaction from an investment banking or appraisal firm of national standing.

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          IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been executed by the undersigned duly authorized officer of the Corporation on this __th day of ________, 1999.





                                       FirstAmerica Automotive, Inc.
                                       a Delaware corporation



                                       By:
                                           ---------------------------
                                           Thomas A. Price, President

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